Exhibit 23
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statement Nos. 333-157943, 333-170385, and 333-170385-01 on Forms S-3, and Registration Statement Nos. 333-127811, 333-127812, 333-107748, 333-107743, 333-166888, and 333-170706 on Forms S-8 of our reports dated February 28, 2011, relating to the consolidated financial statements and financial statement schedules of NiSource Inc. and subsidiaries (the “Company”), and the effectiveness of the Company’s internal control over financial reporting, appearing in this Annual Report on Form 10-K of the Company for the year ended December 31, 2010.
/s/ DELOITTE & TOUCHE LLP
Columbus, Ohio
February 28, 2011